Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-86004) pertaining to the 1995 Stock and Incentive Plan as amended effective December 12, 2000,

(2)	Registration Statement (Form S-8 No. 333-115365) pertaining to the 1995 Stock and Incentive Plan as amended effective December 12, 2000 and as further amended effective July 24, 2002,

(3)

Registration Statement (Form S-8 No. 333-119609) pertaining to the Covanta Holding Corporation (formerly “Danielson Holding Corporation”) Equity Award Plan for Employees and Officers and the Covanta Holding Corporation Equity Award Plan for Directors of Covanta Holding Corporation,

(4)

Registration Statement (Form S-8 No. 333-130046) pertaining to the registration of an additional 2,000,000 shares of common stock as a result of an increase in the number of shares of Common Stock issuable under the Company’s Equity Award Plan for Employees and Officers,

(5)

Registration Statement (Form S-8 No. 333-150705) pertaining to the registration of an additional 6,300,000 shares of common stock as a result of an increase in the number of shares of Common Stock issuable under the Company’s Equity Award Plan for Employees and Officers and Equity Award Plan for Directors,

(6)	Registration Statement (Form S-3 No. 333-178503) pertaining to the registration of common stock, preferred stock, warrants, and debt securities of our report dated January 25, 2011, with respect to the consolidated balance sheets of Quezon Power, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2010 included in Covanta Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Sycip Gorres Velayo & Co.

a Member Practice of Ernst & Young Global

Makati City, Philippines

February 15, 2012